Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement, dated as of April 20, 2022 (this “Agreement”), is by and between Tice Brown and Galaxy Gaming, Inc., a Nevada corporation (the “Company”).

WHEREAS, on March 16, 2022, Mr. Brown submitted a letter to the Company (the “Notice”) proposing (a) Mr. Brown’s nomination to the Board of Directors (the “Board”) of the Company (the “Director Nomination”) and (b) a proposal requesting that the Board declassify the Board by electing each director on an annual basis (the “Stockholder Proposal”), for consideration at the 2022 annual meeting of stockholders of the Company (the “2022 Annual Meeting”); and

WHEREAS, the parties have determined that it is in their respective best interests to come to an agreement with respect to the withdrawal of the Director Nomination and the Stockholder Proposal from consideration at the 2022 Annual Meeting, and the composition of the Board and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.
Board Representation and Board Matters.

The Company and Mr. Brown agree as follows:

(i)
The Company agrees that, immediately upon the execution of the Agreement, the Company will announce and accept the irrevocable retirement of a current member of the Board, as determined by the Board, with such retirement effective on or before July 31, 2022 (the “Retirement”).
(ii)
Promptly following the execution of the Agreement, the Company shall form a hiring committee consisting of two current members of the Board and one independent stockholder who has owned shares of the Company’s common stock for more than two years (the “Independent Stockholder,” and, together with the two current members of the Board, the “Hiring Committee”). The Independent Stockholder’s service on the Hiring Committee is conditioned upon the execution of a confidential agreement in form and substance reasonably acceptable to the Company (an “NDA”).
(iii)
The Hiring Committee shall use good faith and commercially reasonable efforts to recommend, by unanimous approval, to the Board a qualified candidate to fill the vacancy created by the Retirement (such director upon appointment to the Board, the “Independent Director”). Each member of the Hiring Committee shall identify qualified candidates for consideration by the Hiring Committee. The Hiring Committee shall engage in good faith discussions to identify and unanimously agree on a qualified candidate from such list for recommended appointment to the Board, and, following such recommendation, the Board shall promptly cause such candidate, subject to the satisfaction of the qualifications and requirements set forth in this Section 1(iii), to be appointed to the Board for a term expiring at the 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”). The minimum qualifications of a qualified candidate shall be an individual who meets the applicable independence standards and criteria for service on the Board and:
a)
is willing and able to serve at least a three-year term on the Board;
b)
commits to cooperate with the Company to undergo any suitability review or licensing required for service as a member of the Board, and meet all applicable gaming suitability requirements (including regulatory requirements and licensure); and
c)
has a background and extensive experience in a field relevant to the Company (including but not limited to, long term shareholder orientation, public company operations, executive management, gaming and/or intellectual property licensing);

In no event shall a qualified candidate be (a) Mr. Brown, (b) a member of the Hiring Committee, or (b) an Affiliate (as defined below), family member or representative of a member of the Hiring Committee, the Company or Mr. Brown.

(iv)
The Company shall use commercially reasonable efforts to cause the election of the Independent Director (or any Replacement, as applicable) at the 2023 Annual Meeting for a term expiring at the 2024 Annual Meeting (including by (x) recommending that the Company’s stockholders vote in favor of the election of the Independent Director (or any Replacement, as applicable), (y) including the Independent Director (or any Replacement, as applicable) in the Company’s proxy statement and proxy card for the 2023 Annual Meeting, and (z) otherwise supporting the Independent Director (or any Replacement, as applicable) for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate).
(v)
Immediately following the appointment of the Independent Director (or any Replacement, as applicable) to the Board, the Board shall, in accordance with the discretion of its Chairman and with its customary governance processes, in the Board’s sole and absolute discretion, determine any appropriate Board committee assignments for the Independent Director (or any Replacement, as applicable), taking into account the composition of the Board, the time commitments made by the other members of the Board, committee assignments and the needs and independence and eligibility requirements of the committees and, subject to the foregoing, appoint the Independent Director (or any Replacement, as applicable) if he meets such requirements to such committees of the Board. The Company further agrees that, as a member of the Board, the Independent Director (or any Replacement, as applicable) shall be subject to the same rules, policies and restrictions as any other director, and shall have the right to the same rights as any other director with respect to (i) the right of members of the Board to indemnification, (ii) the right of members of the Board to liability insurance, and (iii) compensation for service on the Board.
(vi)
Mr. Brown agrees not to conduct a proxy contest or engage in any solicitation of proxies regarding any matter, including the election of directors, with respect to the 2022 Annual Meeting.
(vii)
The parties agree to use commercially reasonable efforts to negotiate in good faith and execute an NDA between the Company and Mr. Brown regarding the information Mr. Brown would receive in his capacity as a Board observer as contemplated by this Section 1(vii). Upon the execution of the NDA, Mr. Brown will have the right to attend all meetings of the Board solely in a non-voting, observer capacity (in such capacity, the “Observer”). The Company shall (i) give the Observer notice of all meetings of the Board at the same time as furnished to the Board Members, and (ii) permit the Observer to participate by telephone in all meetings of the Board. Notwithstanding anything to the contrary in this Section 1(vii), Mr. Brown shall not receive any written materials distributed to the Board. The Company reserves the right to exclude the Observer from any meeting or portion thereof if attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in the disclosure of trade secrets or a conflict of interests. The Board observer rights set forth in this Section 1(vii) shall expire upon the earliest to occur of (a) the appointment of the Independent Director to the Board, (b) the expiration of the Standstill Period or (c) the termination of this Agreement.
(viii)
If, at any time following the appointment of the Independent Director (or any Replacement, as applicable) to the Board and prior to the 2024 Annual Meeting, the Independent Director is unable to serve as a member of the Board for any reason or otherwise continue service on the Board (other than on account of failure to be elected at the 2024 Annual Meeting), the Hiring Committee shall use good faith and commercially reasonable efforts to recommend, by unanimous approval, to the Board a qualified candidate to replace the Independent Director (or any Replacement, as applicable) as a replacement qualified director candidate (each a “Replacement”) to serve, and the Board shall appoint such Replacement to serve on the Board, for a term expiring at the 2024 Annual Meeting, in each case, subject to the terms and requirements set forth in Section 1(iii) above (including the satisfaction of the qualifications of such candidate set forth therein).

2. Withdrawal of Proxy Contest; Additional Agreements.

(i)
Promptly, and in any event no later than one day following the date of this Agreement, Mr. Brown hereby agrees to (1) irrevocably withdraw the Director Nomination and the Stockholder Proposal with respect to the 2022 Annual Meeting, (2) immediately cease all solicitation efforts in connection with the 2022 Annual Meeting and (3) cause, in the case of all Voting Securities (as that term is defined below) owned of record by Mr.

Brown, and instruct and cause the record owner, in the case of all shares of Voting Securities beneficially owned but not owned of record, directly or indirectly, by Mr. Brown as of the record date of the 2022 Annual Meeting or as to which the Mr. Brown otherwise has the power to vote or direct the vote, in each case that are entitled to vote at the 2022 Annual Meeting, to be present for quorum purposes and to be voted, at the 2022 Annual Meeting or at any adjournment or postponement thereof, (A) for each of the nominees for director nominated by the Board for election at the 2022 Annual Meeting, (B) for the appointment of Moss Adams, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022 and (C) for approval, on an advisory basis, of the compensation of the Company’s named executive officers. Except as provided in the foregoing sentence, Mr. Brown shall not be restricted from voting or abstaining from any other proposals at the 2022 Annual Meeting.
(ii)
As used in this Agreement, the term “Voting Securities” shall mean the shares of the Company’s common stock that such person has the right to vote or has the right to direct the vote. For purposes of this Agreement, (x) the term “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”), and (y) the term “Associate” shall mean (A) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (B) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of such person or of any of its parents or subsidiaries.

3. Tice Brown Restrictions.

Except as otherwise provided in this Agreement, until the date that is two years after the 2022 Annual Meeting (the “Standstill Period”), Mr. Brown agrees that neither he nor any of his Affiliates, Associates and representatives, shall directly or indirectly, effect, seek or announce any intention to effect or cause or participate in, alone or in concert with others, in any manner:

(i)
any voluntary acquisition of the beneficial ownership of any additional Voting Securities which results in an aggregate beneficial ownership in excess of 9.9%, or any material portion of the Company’s indebtedness or assets;
(ii)
any sale of any Voting Securities to a third party that would knowingly result in such third party having any beneficial ownership interest of 5% or more of the Voting Securities;
(iii)
any tender or exchange offer, merger or other business combination involving the Company initiated by Mr. Brown;
(iv)
any initiation, encouragement or participation in any (a) nomination or recommendation of a person for election to the Board at, or submission of any stockholder proposal for consideration at, or other business brought before, any stockholder meeting of the Company; (b) solicitation of proxies or consents to vote any Voting Securities in respect of any stockholder proposal for consideration at, or other business brought before, any stockholder meeting of the Company, including any election contest or removal contest with respect to the Company’s directors; (c) request to call a special meeting of the stockholders of the Company; or (d) “withhold” or similar campaign with respect to any stockholder meeting;
(v)
action, whether alone or in concert with others, to seek or obtain representation on or to control or influence the management, the Board or the policies of the Company or to influence any unaffiliated person with respect to the voting of any Voting Securities of the Company;
(vi)
formation or joining of any group with respect to the Voting Securities of the Company (including any formation of any voting trust with respect to any Voting Securities);
(vii)
efforts, whether publicly, alone or in concert with others, to amend any provision of the Company’s articles of incorporation or bylaws;
(viii)
demand to inspect the Company’s books and records; or

(ix)
action challenging the validity or enforceability of this Section 3 or this Agreement, or publicly make or in any way advance publicly any request or proposal that the Company or the Board amend, modify or waive any provision of this Agreement.

4.
Termination Triggers. Notwithstanding any terms of this Agreement to the contrary, (i) Mr. Brown may terminate this Agreement upon written notice to the Company following the date of the first to occur of the following: (A) the date on which the Company materially breaches its obligations under this Agreement, or (B) the Company announces, proposes or otherwise recommends a transaction that would result in (a) the consummation of the acquisition by any person (as such term is defined in Section 13(d) or 14(d) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent or more of the combined voting power of the then outstanding Voting Securities of the Company; (b) the approval by the Company’s stockholders of: (1) a merger or consolidation of the Company if the stockholders of the Company immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the Voting Securities of the Company outstanding immediately before such merger or consolidation; or (2) a complete liquidation or dissolution or sale or other disposition of two-thirds or more of the consolidated assets of the Company; or (c) dissenter’s rights under Nevada Revised Statutes Section 92A.380, and (ii) the Company may terminate this Agreement upon written notice to Mr. Brown following the date on which Mr. Brown materially breaches his obligations under this Agreement.

5.
Public Announcements. The Company shall, within four business days of the execution of this Agreement, (i) announce the execution of this Agreement and the material terms thereof by means of a press release, and (ii) file with the SEC a Current Report on Form 8-K (the “Form 8-K”) reporting the execution of this Agreement and corresponding press release as an exhibit thereto. The Company acknowledges that Mr. Brown intends to file with the SEC an amendment to his Schedule 13D in compliance with Section 13 of the Exchange Act reporting his execution of this Agreement, disclosing applicable items to conform to their obligations hereunder and appending this Agreement as an exhibit thereto.

6.
Mutual Non-Disparagement. For a period of two years after the 2022 Annual Meeting (the “Non-Disparagement Period”), the parties, shall not, and shall cause their respective directors, officers, partners, members, employees, agents (in each case, acting in such capacity) and Affiliates not to make, or cause to be made, by press release or other public statement to the press or media, any statement or announcement that constitutes an ad hominem attack on, or otherwise disparages or criticizes, the other party, its business or any of its current or former directors, officers or employees. The restrictions in this Section 6 shall not apply (i) in any compelled testimony or production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought, in each case, to the extent required, or (ii) to any disclosure required by applicable law, rules or regulations (provided, in each case, that the parties use reasonable best efforts to limit such disclosure to the extent required thereby).

7.
Representations and Warranties of All Parties. Each of the parties represents and warrants to the other party that: (a) such party has all requisite company power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly and validly authorized, executed and delivered by the party and is a valid and binding obligation of such party, enforceable against such party in accordance with its terms; and (c) this Agreement will not result in a violation of any terms or conditions of any agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.

8.
Representations and Warranties of Mr. Brown. Mr. Brown represents and warrants that, as of the date of this Agreement, (a) Mr. Brown owns an aggregate of 1,409,063 outstanding shares of Voting Securities, (b) except as set forth in the preceding clause (a) or as otherwise disclosed to the Company, Mr. Brown does not have any other beneficial ownership of, or economic exposure to, any Voting Securities, nor does he currently have or have any right to acquire any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Voting Securities, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of shares of the Company’s common stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement.

9.
Representations and Warranties and Covenants of the Company. The Company represents and warrants, as of the date of this Agreement, except with respect to Mr. Brown and the current members of the Board, none of the Company, the Board nor their respective advisors are engaged in discussions to grant board representation or board designation rights to any other stockholder of the Company. As of the date of this Agreement, the Company has not received a proposal from a Company stockholder or group of stockholders with respect to the 2022 Annual Meeting pursuant to the Company’s advance notice provisions contained in its Second Amended and Restated Bylaws, nor any proposals pursuant to Rule 14a-8 of the Exchange Act.
10.
Remedies; Venue; Governing Law. The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to at law or equity, the other party shall be entitled to an injunction or injunctions to prevent breaches of, this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the federal or state courts located in Clark County, Nevada. If any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law. Furthermore, each of the parties hereto (i) consents to submit to the personal jurisdiction of the federal or state courts located in Clark County, Nevada if any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that they shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that they shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the federal or state courts of the State of Nevada, and each of the parties irrevocably waives the right to trial by jury, (iv) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief, and (v) irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such party’s principal place of business or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEVADA APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

11.
No Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
12.
Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.
13.
Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by email, when such email is transmitted to the email address set forth below (provided no “bounce back” or similar message of non-delivery is received with respect thereto; provided further that notice given by email shall not be effective until either (i) the receiving party’s receipt of a duplicate copy of such email notice by one of the other methods described in this Section 13 or (ii) the receiving party delivers a written confirmation of receipt of such notice by email or any other method described in this Section 13) (b) delivered by hand to the address specified in this Section 13, when actually received by hand providing proof of delivery, or (c) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery) to the address specified in this Section 13:

If to the Company:

Galaxy Gaming, Inc.

6480 Cameron Street, Suite 305

Las Vegas, Nevada 89118

Attention: Todd Cravens

Email: tcravens@GalaxyGaming.com

With copies to (which shall not constitute notice):

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, CA 92626

Attention: Michael A. Treska

Email: Michael.Treska@lw.com

If to Mr. Brown:

Mr. Brown

PO Box 20907

NY, NY 10009

Email: tice@snyderbrown.com

With copies to (which shall not constitute notice):

Frost Brown Todd LLC
400 West Market Street, 32nd Floor
Louisville, KY 40202

Attention: James A. Giesel

Email: jgiesel@fbtlaw.com

15. Severability. If at any time subsequent to the date of this Agreement, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

16. Counterparts. This Agreement may be executed (including by PDF) in two or more counterparts which together shall constitute a single agreement.

17. Successors and Assigns. This Agreement shall not be assignable by any of the parties to this Agreement. This Agreement, however, shall be binding on successors of the parties hereto.

18. No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

19. Fees and Expenses. The Company shall, within five business days of Mr. Brown’s presentation of any written request to the Company, reimburse Mr. Brown for his reasonable and documented with specificity out-of-pocket fees and expenses (including legal expenses) incurred in connection with (i) his withdrawn proxy contest for the 2022 Annual Meeting, including but not limited to the Director Nomination, the Stockholder Proposal, Schedule 13D filings and any proxy solicitation filings and (ii) the negotiation and execution of this Agreement. The parties agree and understand that the maximum total amount reimbursable by the Company for the fees and expenses described herein shall not exceed $100,000 in the aggregate, unless otherwise agreed to by the parties in writing and executed as an amendment to this Agreement.

20. Mr. Brown’s Gaming Licensing.

(i) Mr. Brown shall comply in timely manner will all gaming regulatory licensing requests of any gaming regulator in a jurisdiction with the Company is currently doing business or at any time files for licensing approval in the future (individually or collectively a “Gaming Agency”). Mr. Brown acknowledges that he shall retain and maintain independent gaming counsel to assist him with his gaming licensing obligations. Mr. Brown’s failure to meet any gaming regulatory obligation or any delay that causes the Company to reasonably and in good faith believe that any of its licenses or ability to be licensed by any Gaming Agency to be in jeopardy (a “Gaming Breach”), shall constitute a material breach of this Agreement; provided, that Mr. Brown fails to cure such Gaming Breach within two calendar days after written notice thereof by the Company. Mr. Brown acknowledges and agrees that any Gaming Agency may, in its discretion, require Mr. Brown to file and seek approval for his gaming application. Mr. Brown shall bear all expenses and fees related to his gaming licensing obligations. Time is of the essence with regard to Mr. Brown’s obligations to timely file and obtain any and all gaming licensing that is required by statute, regulation, requested by a gaming regulatory body or the Company and meet all requirements of any Gaming Agency.

(ii) The Company agrees to provide to Mr. Brown’s gaming counsel (as identified by Mr. Brown in writing) with notices that the Company receives from Gaming Agencies or regulators that relate to Mr. Brown’s obligations to file and seek approval of gaming licenses. The Company will notify Mr. Brown of any new jurisdictions in which it seeks licensing after the date hereof, to the extent it reasonably and in good faith believes that Mr. Brown must also be licensed. If, in an effort directed by Mr. Brown’s gaming counsel to alleviate his gaming licensing obligations, Mr. Brown obtains consent from a Gaming Agency to assign voting rights to all or a portion of his Voting Securities, Mr. Brown shall first offer such voting rights to the Company, in which case the Company will have the right (but not the obligation) to accept such voting rights. If the Company agrees to accept such voting rights, the Company will reasonably cooperate in such effort at no out-of-pocket cost to the Company. The Company shall have no obligations to Mr. Brown as it relates to Mr. Brown’s gaming licensing beyond those set forth in this Section 20(ii).

21. Interpretation and Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term “including” shall be deemed to mean “including without limitation” in all instances. In all instances, the term “or” shall not be deemed to be exclusive.

22. Attorney’s Fees. If any lawsuit or other legal action proceeding is instituted in connection with any breach or default, or alleged breach or default, of this Agreement, the prevailing party shall be entitled to recover from the losing or defaulting party all reasonable fees, costs and expenses (including reasonable fees and expenses of attorneys and witnesses) incurred in connection with the prosecution or defense of such proceeding, whether or not the proceeding is prosecuted to a final judgment or determination.

23. Time is of the Essence. The parties hereby agree that time is of the essence with respect to performance of each of the parties’ obligations under this Agreement.

[Signature Page Follows]

The Parties hereto have signed this Agreement as of the date indicated above.

GALAXY GAMING, INC.
By:	/s/ Todd P. Cravens
Name:	Todd P. Cravens
Title:	President and Chief Executive Officer

TICE P. BROWN
By:	/s/ Tice P. Brown
Name:	Tice P. Brown